EXHIBIT 15.1

Acknowledgement of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

TD Ameritrade Holding Corporation

We are aware of the incorporation by reference in the Registration Statement on Form S-4 of The Charles Schwab Corporation and related joint proxy statement/prospectus of TD Ameritrade Holding Corporation and The Charles Schwab Corporation for the registration of shares of The Charles Schwab Corporation common stock of our report dated January 31, 2020 relating to the unaudited condensed consolidated interim financial statements of TD Ameritrade Holding Corporation that is included in its Form 10-Q for the quarter ended December 31, 2019.

/s/ Ernst & Young LLP

New York, New York

March 10, 2020